Exhibit 4.16
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT
     This Right of First Refusal and Co-Sale Agreement (this “Agreement”), dated as of April 30, 2009, is made by and among ComVest NationsHealth Holdings, LLC, a Delaware limited liability company (“Parent”), NationsHealth, Inc., a Delaware corporation (the “Company”), MHR Capital Partners Master Account, LP, MHR Capital Partners (100) LP, OTQ, LLC, and Mark H. Rachesky M.D., as a holder of record and as authorized signatory for certain other entities, (collectively, with their respective Affiliates and any successor to any of the foregoing, “MHR,” provided, that any representations and covenants made by any of the foregoing signatories hereto shall be made severally and not jointly), Glenn Parker, Lewis Stone, Timothy Fairbanks Mark Lama, and RGGPLS, LLC, a Delaware limited liability company, (each, individually, a “Key Holder” and, collectively, the “Key Holders” and together with MHR and Parent, individually, a “Stockholder” and, collectively, the “Stockholders”). Certain defined terms used in this Agreement are defined in Article 7 and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
     WHEREAS, concurrently with the execution of this Agreement, Parent, NationsHealth Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);
     WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”);
     WHEREAS, in connection with the Merger and immediately prior to the Effective Time, each of the Stockholders shall contribute all issued and outstanding shares of Company Common Stock and Company Restricted Stock owned, beneficially and of record, by each of them (or their respective Affiliates) (the “Rollover Shares”) in exchange for the same number of shares of the Merger Sub Non-Voting Common Stock at a price per share equal to $0.12 (the “Exchange”) in accordance with the terms and conditions of the Exchange and Rollover Agreement;
     WHEREAS, in connection with the Merger and at the Effective Time, (a) each share of issued and outstanding Company Common Stock, including shares of Company Restricted Stock (other than shares to be canceled in accordance with Section 2.1(c) of the Merger Agreement, the Dissenting Shares, and the shares of Preferred Stock issued at or immediately prior to the Effective Time in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised)) shall be converted into the right to receive from the Surviving Corporation a cash amount equal to $0.12 per share, (b) each share of Merger Sub Non-Voting Common Stock owned, beneficially or of record, by each of the Stockholders (or its Affiliates or permitted assigns or transferees) shall be converted into and become one share of Surviving Corporation Common Stock in accordance with Section 2.1(a) of the Merger Agreement, and (c) each share of Merger Sub Voting Common Stock owned, beneficially or of record, by Parent shall be converted into and become one share of Surviving Corporation Common Stock in accordance with the terms and conditions of Section 2.1(a) of the Merger Agreement;

     WHEREAS, concurrently with the execution of this Agreement, the Company and Parent have entered into the Bridge Loan Documents pursuant to which Parent has agreed to provide the Bridge Loan which Bridge Loan shall be converted into shares of Preferred Stock at the Effective Time;
     WHEREAS, all of the outstanding obligations under the Bridge Loan may be converted into shares of Preferred Stock in accordance with the Bridge Loan Documents and/or the Merger Agreement;
     WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, the Key Holders and MHR have entered into the other Preferred Stock Investment Documents to which each is a party, including the Series A Preferred Stock Purchase Agreement, dated the date hereof (the “Series A Stock Purchase Agreement”), by and between Parent and the Company, pursuant to which Parent shall purchase, and the Company shall sell, shares of Preferred Stock and the Company shall grant to Parent the Preferred Stock Investment Option;
     WHEREAS, the execution and delivery of this Agreement is a condition to Parent’s purchase of the Preferred Stock pursuant to the Series A Stock Purchase Agreement, Parent’s execution and delivery of the Series A Stock Purchase Agreement, and Parent’s funding of the Bridge Loan; and
     WHEREAS, at the Effective Time, each of the Stockholders shall own, beneficially or of record, in such Stockholder’s name (or in the name(s) of its Affiliates or permitted assigns or transferees) the number of shares of Surviving Corporation Common Stock and/or Preferred Stock set forth opposite such Stockholders name on Schedule A attached hereto; and
     WHEREAS, the Company and each of the Stockholders desire to enter into this Agreement for the purposes, among others, of providing certain rights and restrictions with respect to the Capital Stock owned by the Stockholders and the Preferred Stock owned by Parent.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:
ARTICLE 1
GENERAL TRANSFER RESTRICTIONS
     1.1 General Stockholder Restrictions. Neither any Key Holder nor MHR may sell, give, pledge, transfer, encumber, or otherwise dispose of all or any portion of their respective Capital Stock, whether now owned or acquired subsequent to the date of this Agreement, except as may otherwise be specifically provided for in this Agreement. This Agreement shall not apply to or restrict the transfer of the Notes.

     1.2 Transfer Void; Equitable Relief. Any sale, transfer, offer to sell, pledge, mortgage, hypothecation, encumbrance, alienation or disposition of any Key Holder’s or MHR’s Capital Stock not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Capital Stock not made in strict compliance with this Agreement).
     1.3 Key Holder Restrictions. In addition to the other restrictions set forth in this Agreement, except for sales or transfers pursuant to Article 4 or Article 5, no Key Holder may sell, give, pledge, transfer, encumber, or otherwise dispose of all or any portion of the Key Holder’s Capital Stock unless (i) the per share purchase price received by such Key Holder for the Capital Stock is equal to or greater than $0.30 (appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the Effective Time), (ii) such Key Holder or its permitted transferee(s) set forth in Section 1.5 has been the record owner of such Capital Stock for at least fifty-four (54) months commencing at the Effective Time, (iii) such Key Holder complies with Article 2, and (iv) such Key Holder receives written notice from the Company stating that the Company’s Board of Directors has determined in good faith that the transferee(s) of such Key Holder’s Capital Stock does not directly or indirectly compete with the Company.
     1.4 MHR Restrictions. In addition to the other restrictions set forth in this Agreement, except for sales or transfers pursuant to Article 4 or Article 5, MHR shall not sell, give, pledge, transfer, encumber, or otherwise dispose of all or any portion of MHR’s Capital Stock unless (i) the per share purchase price received by MHR for the Capital Stock is equal to or greater than $0.30 (appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the Effective Time), (ii) MHR or its permitted transferee(s) set forth in Section 1.6 has been the record owner of such Capital Stock for at least thirty (30) months commencing at the Effective Time, (iii) MHR complies with Article 3, and (iv) MHR receives written notice from the Company stating that the Company’s Board of Directors has determined in good faith that the transferee(s) of MHR’s Capital Stock does not directly or indirectly compete with the Company.

     1.5 Key Holder Exempt Transfers. The provisions of Section 1.3 and Article 2 shall not apply (a) in the case of a Key Holder that is a natural person, upon a transfer of such Key Holder’s Capital Stock made for bona fide estate planning purposes, either during his or her lifetime or on his or her death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Company’s Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members, (b) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, (c) to a repurchase of such Key Holder’s Capital Stock by the Company at a price no greater than that originally paid by such Key Holder for such Capital Stock approved by the Company’s Board of Directors, and (d) to a pledge of such Key Holder’s Capital Stock that was granted before the date of this Agreement, was disclosed to Parent, and creates a mere security interest in the pledged Capital Stock so long s such pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder making such pledge; provided that in each case set forth in clauses (a), (b), (c), and (d) above (A) such Key Holder shall deliver prior written notice to Parent of such pledge, gift or transfer, (B) such shares of Capital Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement, (C) such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Article 2, and (D) such Key Holder receives written notice from the Company stating that the Company’s Board of Directors has determined in good faith that the transferee(s) of such Key Holder’s Capital Stock does not directly or indirectly compete with the Company; and provided, further, in the case of any transfer pursuant to clause (a) or (b) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer. In the event of a transfer pursuant to this Section 1.5, such transferee shall (x) assume the holding period of a Key Holder with respect to calculating the holding period of such Capital Stock set forth in Section 1.3 and (y) be entitled to all of the rights, benefits and interest that such Key Holder has under this Agreement.

     1.6 MHR Exempt Transfers. The provisions of Section 1.4 and Article 3 shall not apply (a) to any transfer by MHR of Capital Stock to any of its Affiliates, stockholders, members, partners or other equity holders, (b) to a repurchase of MHR’s Capital Stock by the Company at a price no greater than that originally paid by MHR for such Capital Stock approved by the Company’s Board of Directors, (c) to a pledge of MHR’s Capital Stock that creates a mere security interest in the pledged Capital Stock; provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were MHR making such pledge, (d) to any transactions in which MHR lends or borrows any Capital Stock to brokers, banks or other financial institutions for the purpose of effecting any margin transactions, including any transactions effecting or resulting in any pledge or other encumbrance (in existence or hereinafter created) over such Capital Stock in the ordinary course of business without the transferee being bound in writing in advance to comply with applicable provisions of this Agreement, (e) to a transfer to any investor of such MHR entity that is an investment fund in connection with a pro rata distribution of shares to all investors at the time of expiration or termination of the fund, and (f) in the case of any MHR party that is a natural person, upon a transfer of such person’s Capital Stock made for bona fide estate planning purposes, either during his or her lifetime or on his or her death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such person (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Company’s Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such person or any such family members, provided that in each case set forth in clauses (a), (b), (c), (e) and (f) above (A) MHR shall deliver prior written notice to Parent of such pledge, gift or transfer, (B) such shares of Capital Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement, (C) such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Article 3, and (D) in the case of a transfer other than to an affiliated fund of MHR that conducts no business other than holding securities, MHR receives written notice from the Company stating that the Company’s Board of Directors has determined in good faith that the transferee(s) of MHR’s Capital Stock does not directly or indirectly compete with the Company; and provided, further, in the case of any transfer pursuant to clause (a) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer. In the event of a transfer pursuant to this Section 1.6, such transferee shall (x) assume the holding period of MHR with respect to calculating the holding period of such Capital Stock set forth in Section 1.4 and (y) be entitled to all of the rights, benefits and interest that MHR has under this Agreement.
     1.7 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Article 1, Article 2, Article 3, and Article 4 shall not apply to the sale of any Capital Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (b) pursuant to a Liquidation Event (as defined in the Company’s Third Amended and Restated Certificate of Incorporation).
ARTICLE 2
RIGHT OF FIRST REFUSAL AND CO-SALE RIGHTS
     2.1 Right of First Refusal.
          (a) Grant. Subject to the terms of Article 1, each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of the Capital Stock that such Key Holder (a “Selling Key Holder”) may propose to transfer in a Key Holder Proposed Transfer, at the same price and on the same terms and conditions as those offered by the Key Holder Prospective Transferee.

          (b) Notice. Each Selling Key Holder proposing to make a Key Holder Proposed Transfer shall first deliver to the Company and Parent a written notice (a “Key Holder Proposed Transfer Notice”) not later than forty-five (45) days prior to the consummation of such Key Holder Proposed Transfer, which shall (i) state the Selling Key Holder’s intention to transfer or sell Capital Stock to a Key Holder Prospective Transferee, the identity of such Key Holder Prospective Transferee, the amount and types of Capital Stock proposed to be transferred, the per share purchase price for such Capital Stock and a summary of the other material terms of the Key Holder Proposed Transfer (including, without limitation, the proposed transfer date), and (ii) invite the Company to make an offer to purchase all or a portion of such Capital Stock at the per share purchase price and on the terms and conditions set forth in the Key Holder Proposed Transfer Notice. To exercise its Right of First Refusal under this Section 2.1, the Company must deliver a Company Notice to the Selling Key Holder within fifteen (15) days after delivery of the Key Holder Proposed Transfer Notice.
          (c) Grant of Secondary Refusal Right to Parent. Subject to the terms of Article 1, each Key Holder hereby unconditionally and irrevocably grants to Parent a Secondary Refusal Right to purchase all or any portion of the Capital Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in Section 2.1(a). If the Company does not intend to exercise its Right of First Refusal with respect to all of the Capital Stock set forth in a Key Holder Proposed Transfer Notice, the Company must deliver a Secondary Notice to the Selling Key Holder and to Parent to that effect no later than fifteen (15) days after the Selling Key Holder delivers the Key Holder Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, Parent must deliver a Parent Notice to the Selling Key Holder and the Company within fifteen (15) days after the later of (i) the Company’s deadline for its delivery of the Secondary Notice as provided in this Section 2.1(c), or (ii) the Company’s actual delivery of such Secondary Notice.
          (d) Consideration; Closing. If the consideration proposed to be paid for the Capital Stock by the Key Holder Prospective Transferee in the Key Holder Proposed Transfer is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice or the Parent Notice. If the Company or Parent cannot for any reason pay for the Capital Stock proposed to be transferred in the Key Holder Proposed Transfer in the same form of non-cash consideration, the Company or Parent may pay the cash value equivalent thereof, as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice or the Parent Notice. The closing of the purchase of Capital Stock by the Company and Parent pursuant to this Section 2.1 shall take place, and all payments from the Company and Parent shall have been delivered to the Selling Key Holder, by the later of (i) the proposed transfer date specified in the Key Holder Proposed Transfer Notice, or (ii) sixty (60) days after delivery of the Key Holder Proposed Transfer Notice.
     2.2 Right of Co-Sale.
          (a) Exercise of Right. If any Capital Stock set forth in a Key Holder Proposed Transfer Notice is not purchased pursuant to Section 2.1 and thereafter is to be sold to a Key Holder Prospective Transferee, Parent may elect to exercise the Right of Co-Sale and participate on a pro rata basis in the Key Holder Proposed Transfer as set forth in Section 2.2(b) below and otherwise on the same terms and conditions specified in the Key Holder Proposed Transfer Notice (provided that if Parent wishes to sell Preferred Stock, the price set forth in the Key Holder Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock). To exercise the Right of Co-Sale, Parent must give the Selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Parent Notice set forth in Section 2.1(c), and upon giving such notice Parent shall be deemed to have effectively exercised the Right of Co-Sale.

          (b) Shares Includable. If Parent timely exercises the Right of Co-Sale by delivering the written notice provided for in Section 2.2(a), Parent may include in the Key Holder Proposed Transfer all or any part of Parent’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Capital Stock subject to the Key Holder Proposed Transfer (excluding shares purchased by the Company pursuant to the Right of First Refusal or by Parent pursuant to the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by Parent immediately before consummation of the Key Holder Proposed Transfer and the denominator of which is the total number of shares of Capital Stock owned by Parent immediately prior to the consummation of the Key Holder Proposed Transfer (including any shares that Parent has agreed to purchase pursuant to the Secondary Refusal Right), plus the number of shares of Capital Stock held by the Selling Key Holder. To the extent Parent exercises such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Capital Stock that the Selling Key Holder may sell in the Key Holder Proposed Transfer shall be correspondingly reduced.
          (c) Delivery of Certificates. Parent shall effect its participation in the Key Holder Proposed Transfer by delivering to the Selling Key Holder, no later than fifteen (15) days after Parent’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Key Holder Prospective Transferee, representing:
               (i) the number of shares of Common Stock that Parent elects to include in the Key Holder Proposed Transfer; or
               (ii) the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that Parent elects to include in the Key Holder Proposed Transfer; provided, however, that if the Key Holder Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, Parent shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above.
          (d) Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.2.
          (e) Deliveries. Each stock certificate Parent delivers to the Selling Key Holder pursuant to Section 2.2(c) will be transferred to the Key Holder Prospective Transferee against payment therefor in consummation of the sale of the Capital Stock pursuant to the terms and conditions specified in the Key Holder Proposed Transfer Notice and the purchase and sale agreement, and the Selling Key Holder shall concurrently therewith remit to Parent, or direct payment to Parent of, the portion of the sale proceeds to which Parent is entitled by reason of its participation in such sale. If any Key Holder Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from Parent exercising its Right of Co-Sale hereunder, no Selling Key Holder may sell any Capital Stock to such Key Holder Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Selling Key Holder purchases all securities subject to the Right of Co-Sale from Parent on the same terms and conditions (including the proposed purchase price) as set forth in the Key Holder Proposed Transfer Notice.
          (f) Additional Compliance. If any Key Holder Proposed Transfer is not consummated within forty-five (45) days after receipt of the Key Holder Proposed Transfer Notice by the Company, the Selling Key Holder shall continue to hold its Capital Stock subject to all of the terms and conditions of this Agreement and may not sell such Capital Stock without first complying in full with each provision of this Article 2.

     2.3 Effect of Failure to Comply.
          (a) Violation of First Refusal Right. If any Selling Key Holder becomes obligated to sell any Capital Stock to the Company or Parent under this Agreement and fails to deliver such Capital Stock in accordance with the terms of this Agreement, the Company and/or Parent may, at its option, in addition to all other remedies it may have, send to such Selling Key Holder the purchase price for such Capital Stock as is herein specified and transfer to the name of the Company or Parent (or request that the Company effect such transfer in the name of Parent) on the Company’s books the certificate or certificates representing the Capital Stock to be sold.
          (b) Violation of Co-Sale Right. If any Selling Key Holder purports to sell any Capital Stock in contravention of the Right of Co-Sale (a “Key Holder Prohibited Transfer”) and Parent desires to exercise its Right of Co-Sale under Section 2.2, Parent may, in addition to such remedies as may be available by law, in equity or hereunder, require such Selling Key Holder to purchase from Parent the type and number of shares of Capital Stock that Parent would have been entitled to sell to the Key Holder Prospective Transferee under Section 2.2 had the Key Holder Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the Selling Key Holder not made the Key Holder Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after Parent learns of the Key Holder Prohibited Transfer, as opposed to the timeframe prescribed in Section 2.2. Such Selling Key Holder shall also reimburse Parent for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred in connection with the exercise or the attempted exercise of Parent’s rights under Section 2.2.
ARTICLE 3
RIGHT OF FIRST OFFER
     3.1 Right of First Offer.
          (a) Right of First Offer. Subject to the terms of Article 1 and this Section 3.1, if at any time MHR desires to sell, offer to sell, pledge, mortgage, hypothecate, encumber, alienate or dispose of any of its Capital Stock, MHR shall promptly give Parent written notice thereof (the “Offer Notice”). The Offer Notice shall include a description of the type of, and the number of shares of, Capital Stock that MHR desires to sell or transfer (the “Offered Shares”), the purchase price for the Offered Shares, and other material terms and conditions for the sale or transfer of the Offered Shares. Parent shall have the right, but not the obligation, on an exclusive basis, for a period of thirty (30) days after receipt of the Offer Notice, to purchase the Offered Shares at the price and on the terms set forth in the Offer Notice. Parent shall be entitled to apportion the Offered Shares to be purchased pursuant to this Section 3.1(a) among its Affiliates, provided that Parent notifies MHR of such allocation.

          (b) Non-Exercise of Right of First Offer. To the extent that Parent does not exercise its Right of First Offer, MHR shall have a period of ninety (90) days from the expiration of the Right of First Offer in which to sell the Offered Shares to a third-party transferee(s), at a price not less than and on material terms no more favorable to the offeree than those set forth in the Offer Notice. In the event that MHR does not sell the Offered Shares within such ninety (90) day period, Parent’s Right of First Offer shall continue to be applicable to any subsequent disposition of the Offered Shares by MHR until such rights lapse in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of Parent under this Section 3.1 shall not adversely affect its rights to make subsequent purchases from MHR of Offered Shares.
          (c) Cooperation. At MHR’s reasonable request and at MHR’s expense, the Company shall cooperate with, and provide assistance to, MHR in connection with any sale of Offered Shares under this Section 3.1 (including, without limitation, providing information to a proposed transferee in such transfer); provided that (i) such cooperation and assistance complies with the Company’s Third Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, and all applicable Laws, and includes providing new share certificates to reflect such transfer and legal opinions reasonably requested and agreeing to provide the transferee of such Offered Shares with audited annual financial statements of the Company and monthly unaudited financial statements of the Company promptly as reasonably practicable following such financial statements becoming available; provided that such transferee executes and delivers to the Company a confidentiality and non-disclosure agreement in form and substance reasonably acceptable to the Company’s Board of Directors, provided that the Company shall not have any obligations to provide financial statements to more than ten (10) such transferees, (ii) the Company is not required to provide to any such transferee any information which the Company, in its sole and absolute discretion, determines would be materially detrimental to the Company if provided or would result in a breach of any confidentiality agreement if provided or would cause a disclosure of non-public information if provided, and (iii) prior to the Company providing any assistance or information under this Section 3.1(c), MHR and any proposed transferee must execute and deliver to the Company a confidentiality and non-disclosure agreement in form and substance reasonably acceptable to the Company’s Board of Directors.
ARTICLE 4
TAG ALONG RIGHTS
     4.1 Tag-Along Rights.
          (a) Exercise of Right. Subject to the terms of Section 4.3 below, in the event that Parent (or any of its Affiliates that hold any shares of Capital Stock) proposes to make a Parent Proposed Transfer, Parent must deliver a Parent Proposed Transfer Notice to the Stockholders (other than Parent) not later than forty-five (45) days prior to the consummation of such Parent Proposed Transfer, which notice shall (i) state Parent’s intention to transfer or sell Capital Stock to a Parent Prospective Transferee, the identity of such Parent Prospective Transferee, the amount and types of Capital Stock proposed to be transferred, the per share purchase price (which shall be reflected on an as converted to Common Stock basis) for such Capital Stock and a summary of the other material terms of the Parent Proposed Transfer

(including, without limitation, the proposed transfer date) and (ii) invite the Stockholders to participate in the Parent Proposed Transfer at the same per share purchase price (which shall be reflected on an as converted to Common Stock basis) and in the form of consideration and on the terms and conditions set forth in the Parent Proposed Transfer Notice. In order for a Stockholder (other than Parent) to exercise its Tag-Along Rights and participate on a pro rata basis in the Parent Proposed Transfer, such Stockholder must deliver a Stockholder Notice to Parent within fifteen (15) days after delivery of the Parent Proposed Transfer Notice, and, upon giving such Stockholder Notice, the Stockholder shall be deemed to have effectively exercised the Tag-Along Right.
          (b) Shares Includable. If such Stockholder timely exercises the Stockholder’s Tag-Along Right by delivering the Stockholder Notice provided for in Section 4.1(a), such Stockholder may include in the Parent Proposed Transfer all or any part of such Stockholder’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Capital Stock (on an as converted to Common Stock basis) subject to the Parent Proposed Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) owned by such Stockholder, and the denominator of which is the total number of shares of Capital Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) owned (immediately prior to the consummation of the Parent Proposed Transfer), in the aggregate, by all of such Stockholders, including Parent, and other persons who have tag-along rights. To the extent such Stockholder exercises such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Capital Stock that Parent may sell in the Parent Proposed Transfer shall be correspondingly reduced.
          (c) Delivery of Certificates. Such Stockholder shall effect its participation in the Parent Proposed Transfer by delivering to Parent, no later than fifteen (15) days after the Stockholder’s exercise of the Tag-Along Right, one or more stock certificates, properly endorsed for transfer to the Parent Prospective Transferee, representing:
               (i) the number of shares of Common Stock that such Stockholder elects to include in the Parent Proposed Transfer; or
               (ii) the number of shares of Preferred Stock that are at such time convertible into the number of shares of Common Stock that the Stockholder elects to include in the Parent Proposed Transfer; provided, however, that if the Parent Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, the Stockholder shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above.

          (d) Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 4.1 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 4.1, which agreement shall be on terms and conditions no less favorable to the selling Stockholders, than the terms and conditions found in Parent’s agreement; provided, that such selling Stockholders (i) shall be required to make representations and warranties solely with respect (A) such Stockholder’s due organization, power and authority, (B) such Stockholder’s ownership of the shares of Capital Stock and ability to freely convey such shares of Capital Stock without liens or encumbrances, (C) such Stockholder’s non-contravention of its charter, bylaws or other organizational documents or material agreements, and (D) the enforceable nature of such Stockholder’s obligations thereunder (collectively, the “Stockholder Representations”), (ii) shall indemnify the Parent Prospective Transferee in connection with a Tag-Along with respect to breaches of the Stockholder Representations, in am amount not to exceed the full amount of the consideration received by such selling Stockholder, and (iii) shall not be required to participate in any escrow relating to such Tag-Along Right.
          (e) Deliveries. Each stock certificate a Stockholder delivers to the Parent Prospective Transferee pursuant to Section 4.1(c) will be transferred to the Parent Prospective Transferee against payment therefor in consummation of the sale of the Capital Stock pursuant to the terms and conditions specified in the Parent Proposed Transfer Notice and the corresponding purchase and sale agreement, and the Parent Prospective Transferee shall concurrently therewith remit or direct payment to such Stockholder of the portion of the sale proceeds to which such Stockholder is entitled by reason of its participation in such sale. If any Parent Prospective Transferee refuses to purchase securities subject to the Tag-Along Right from the Stockholder exercising its Tag-Along Right hereunder, Parent may not sell any Capital Stock to such Parent Prospective Transferee unless and until, simultaneously with such sale, Parent purchases all securities subject to the Tag-Along Right from the Stockholder on the same terms and conditions (including the proposed purchase price (which shall be reflected on an as converted to Common Stock basis)) as set forth in Parent Proposed Transfer Notice.
          (f) Additional Compliance. If any Parent Proposed Transfer is not consummated within sixty (60) days after receipt of the Parent Proposed Transfer Notice by the Stockholders, Parent shall continue to hold its Capital Stock subject to all of the terms and conditions of this Agreement and may not sell such Capital Stock without again first complying in full with each provision of this Article 4.
     4.2 Effect of Failure to Comply. If Parent purports to sell any Capital Stock in contravention of the Tag-Along Right (a “Parent Prohibited Transfer”) and a Stockholder desires to exercise its Tag-Along Right under Section 4.1, the Stockholder may, in addition to such remedies as may be available by law, in equity or hereunder, require Parent to purchase from the Stockholder the type and number of shares of Capital Stock that the Stockholder would have been entitled to sell to the Parent Prospective Transferee under Section 4.1 had Parent Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 4.1. The sale will be made on the same terms and subject to the same conditions as would have applied had Parent not made the Parent Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price (which shall be reflected on an as converted to Common Stock basis)) must be made within ninety (90) days after the Stockholder learns of the Parent Prohibited Transfer, as opposed to the timeframe prescribed in Section 4.1. Parent shall also reimburse the Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred in connection with the exercise or the attempted exercise of the Stockholder’s rights under Section 4.1.

     4.3 Exempt Transfers. Notwithstanding the foregoing, the Tag-Along Right shall not apply to any Parent Proposed Transfer of Capital Stock by Parent to any of its Affiliates; provided that, upon any such transferee ceasing to be an Affiliate of Parent, Parent shall be required to comply with Section 4.1 at such time.
     4.4 No Other Restrictions. Other than the restrictions contained in this Agreement and restrictions imposed by Law, Parent may assign, sell, offer to sell, pledge, mortgage, hypothecate, encumber, alienate or dispose of any Capital Stock (or any interest therein) owned by Parent.
ARTICLE 5
DRAG ALONG RIGHTS
     5.1 Drag Along Rights.
          (a) In the event of an Approved Drag-Along Sale, the Company shall deliver twenty (20) days’ prior written notice thereof to each Stockholder and the other Persons that become a party to this Agreement, which notice shall specify (i) that the Company desires to cause the Stockholders and the other Persons that become a party to this Agreement, to participate in such transaction on the same terms and conditions as available to all of the holder of Share Equivalents, (ii) the consideration, if any, to be received by the Company, the Stockholders and the other Persons that become a party to this Agreement, (iii) any material terms and conditions of the Approved Drag-Along Sale, (iv) the identity of the other Person or Persons party to the Approved Drag-Along Sale, (v) the anticipated closing date of the Approved Drag-Along Sale, and (vi) the action or actions required of each Stockholder and the other Persons that become a party to this Agreement in order to complete or facilitate such Approved Drag-Along Sale.
          (b) Each Stockholder and the other Persons that become a party to this Agreement shall (i) sell their respective Share Equivalents in connection with such Approved Drag-Along Sale and (ii) vote for, consent to and raise no objections to, shall not bring a claim against and shall not contest such Approved Drag-Along Sale. If the Approved Drag-Along Sale is structured as (x) a merger or consolidation, each Stockholder and the other Persons that become a party to this Agreement shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation; or (y) a sale of stock or a tax free contribution of stock, each Stockholder and the other Persons that become a party to this Agreement shall (A) agree to sell or contribute all of their Share Equivalents and rights to acquire Share Equivalents on the terms and conditions approved by the Company’s Board of Directors and the holders of a majority of the Capital Stock then outstanding and (B) execute such purchase agreement or contribution agreement and such other documents as executed by the holders of a majority of the Capital Stock containing terms and conditions no less favorable to the selling Stockholders and the other Persons that become a party to this Agreement than the terms and conditions applicable to the holders of a majority of the Capital Stock, including making the same representations, warranties, covenants, indemnities and agreements as the holders of a majority of the Capital Stock agree to make in connection with the Approved Drag-Along Sale; provided, that such selling Stockholders (i) shall only be required to make the Stockholder Representations, (ii) shall indemnify the prospective purchaser in connection with an Approved Drag-Along Sale with respect to breaches of the Stockholder Representations, in an amount not to exceed the full amount of the consideration received by such selling Stockholder, (iii) shall not be responsible for more than such Stockholder’s pro rata share of reasonable fees, costs and expenses incurred in connection with any Approved Drag-Along Sale to the extent such fees, costs and expenses are for the benefit of the Stockholders and are not otherwise paid by the Company or the prospective purchaser, and (iv) shall not be required to participate in any escrow relating to such Approve Drag-Along Sale. Each Stockholder, including Parent, and the other Persons that become a party to this Agreement shall take such other necessary or desirable actions in connection with the consummation of the Approved Drag-Along Sale as reasonably requested by the Company.

          (c) The obligations of the Stockholders and the other Persons that become a party to this Agreement with respect to the Approved Drag-Along Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Drag-Along Sale, each holder of Share Equivalents shall receive for such Share Equivalent the same form of consideration and the same amount of consideration as the holders of a majority of the Share Equivalents receive for each of their Share Equivalents; (ii) if any holders of a class or series of Capital Stock are given an option as to the form and amount of consideration to be received, each holder of any class or series of Capital Stock shall be given the same option; and (iii) each holder of then currently exercisable rights to acquire shares of a class of Capital Stock shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Drag-Along Sale or (B) receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class or series of Capital Stock received by holders of such class or series of Capital Stock in connection with the Approved Drag-Along Sale less the exercise price per share of such class or series of Capital Stock by (2) the number of shares of such class or series of Capital Stock represented by such rights.
ARTICLE 6
MISCELLANEOUS
     6.1 Term. This Agreement shall automatically terminate upon the earlier of (a) the consummation of an Approved Drag-Along Sale, (b) the termination of the Merger Agreement in accordance with its terms, (c) immediately prior to the consummation of the Company’s initial public offering of its securities or (d) the date the parties hereto consent in writing to the termination of this Agreement.
     6.2 Effective Date. The effectiveness of this Agreement is conditioned upon the occurrence of the Effective Time pursuant to the Merger Agreement in effect as of the date hereof and in the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void and have no force or effect.

     6.3 Legend. Each certificate representing shares of Capital Stock now or hereafter owned by the Stockholders or issued to any person in connection with a transfer pursuant to this Agreement shall be endorsed with the following legend:
“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
     The parties hereto agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed at the request of any holder of Capital Stock following termination of this Agreement.
     6.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:

ComVest Investment Partners III, L.P.
One North Clematis
Suite 300
West Palm Beach, Florida 33401
Attention: Cecilio Rodriguez
Facsimile: (561) 671-3225

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, FL 33602
Attention: Steven W. Vazquez
Facsimile: (813) 221-4217

If to the Company, to:

NationsHealth, Inc.
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325
Attention: Chief Executive Officer
Facsimile: (954) 903-5005

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
201 South Biscayne Boulevard
22nd Floor
Miami, Florida 33131
Phone: 305.358.3500
Fax: 305.347.6500
Attention: Ira J. Coleman, Esq.
               Frederic L. Levenson, Esq.
               Harris Siskind, Esq.

If to the Key Holders, to:

Glenn Parker
530 Carrotwood Terrace
Plantation, Florida 33324

and

Timothy Fairbanks
6605 NW 122nd Avenue
Parkland, Florida 33076

and

Lewis Stone
6618 NW 103rd Lane
Parkland, Florida 33076

and

Mark Lama
225 Potter Road
West Palm Beach, Florida 33405

and

RGGPLS, LLC
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325

If to MHR, to:

c/o MHR Fund Management LLC
40 West 57th Street, 24th Floor
New York, NY 10019
Attn: Hal Goldstein
               Emily Fine
               Janet Yeung
Telephone: (212) 262-0005
Facsimile: (212) 262-9356

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Doron Lipshitz, Esq.
               Patricia Perez, Esq.
Telephone: (212) 326-2000
Facsimile: (212) 326-2061
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 6.4, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.
     6.5 Amendments; Waivers. Any amendment or modification of or to any provision of this Agreement, and any consent to any departure of any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by each party. Notwithstanding the foregoing sentence, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any party entitled to the benefits thereof only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     6.6 Counterparts and Fax Signatures. This Agreement may be executed in two or more counterparts (including by means of facsimile or electronically transmitted portable document format (PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided, that fax or electronically transmitted signatures of this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.
     6.7 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the Effective Time.
     6.8 Ownership. Except as set forth in Schedule 6.8, each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Capital Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).
     6.9 Headings and Sections. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of its provisions. All references in this Agreement to an article or section shall mean an article or section of this Agreement (unless otherwise indicated).
     6.10 Entire Agreement. This Agreement (including the exhibits and schedules hereto and any other documents and instruments referred to herein or contemplated hereby), constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including that certain Letter of Intent).
     6.11 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement, except as expressly provided in this Agreement.
     6.12 Severability. If any term or other provision of this Agreement is determined by a non-appealable court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     6.13 Schedules, Exhibits. All exhibits or schedules attached to this Agreement shall be deemed part of this Agreement and incorporated into this Agreement, as if fully contained in it. All references in this Agreement to this Agreement shall include all of the exhibits or schedules attached to this Agreement.
     6.14 Governing Law; Jurisdiction.

          (a) The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.
          (b) The parties hereto hereby irrevocably submit to the federal and state courts located in the State of Delaware over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6.4.
     6.15 Further Assurances. Each Stockholder, the Company, and Parent, at the closing of the transactions contemplated hereby, or at any time or times thereafter, upon request of any party hereto, will execute such additional instruments, documents or certificates as either party deems reasonably necessary and to take all such further action in order to effect the transactions contemplated hereby.
     6.16 Efforts. Each party hereto hereby agrees to take, or cause to be taken, all commercially reasonable actions, and do, or cause to be done, and to assist and cooperate with the other party hereto in doing all commercially reasonable things necessary, proper or advisable under applicable Laws, to consummate and make effective the other transactions contemplated hereunder.
     6.17 Successors and Assigns. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign any of its rights under this Agreement without the prior written consent of each of the other parties or except as permitted in compliance with the terms and conditions set forth herein.
     6.18 Transfer or Assignment of Shares.
          (a) In the event that MHR transfers or assigns in one or a series of transactions at least fifty percent (50%) of the number of shares of the Capital Stock or any equity or debt securities convertible, exercisable or exchangeable into shares of the Capital Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) owned by MHR at the Effective Time in compliance with the terms and conditions hereof, any and all of MHR’s rights under Article 4 may, at the option of MHR be transferred or assigned to the applicable transferee; provided that such transferee or assignee agrees in writing to be bound by and subject to the applicable terms and conditions of this Agreement.

          (b) In the event that Glenn Parker transfers or assigns in one or a series of transactions at least fifty percent (50%) of the number of shares of the Capital Stock or any equity or debt securities convertible, exercisable or exchangeable into shares of the Capital Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) owned by Glenn Parker at the Effective Time in compliance with the terms and conditions hereof, any and all of Glenn Parker’s rights under Article 4 may, at the option of Glenn Parker be transferred or assigned to the applicable transferee; provided that such transferee or assignee agrees in writing to be bound by and subject to the applicable terms and conditions of this Agreement.
     6.19 Transaction Costs. Except as set forth in the Merger Agreement and in Sections 2.3(b) and 4.2 hereof, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.
     6.20 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 7
CERTAIN DEFINITIONS
     7.1 “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     7.2 “Approved Drag-Along Sale” means a Sale of the Company approved by the Board of Directors of the Company and the holders of a majority of the Capital Stock.
     7.3 “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock or Preferred Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by a Key Holder, MHR, or Parent, or their respective successors or permitted transferees or assigns. For purposes of determining the number of shares of Capital Stock held by a Key Holder, MHR, or Parent (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then applicable conversion ratio.

     7.4 “Company Notice” means written notice from the Company notifying the Selling Key Holder that the Company intends to exercise its Right of First Refusal as to some or all of the Capital Stock with respect to any Key Holder Proposed Transfer.
     7.5 “Key Holder Proposed Transfer” means a proposed assignment, sale, pledge, mortgage, hypothecation, encumbrance, alienation or disposition of or any other similar transfer or encumbrance of any Capital Stock (or any interest therein) held or owned, beneficially or of record, by Key Holder pursuant to the terms of a bona fide written offer from a Key Holder Prospective Transferee.
     7.6 “Key Holder Prospective Transferee” means any third party, who is not an Affiliate of Key Holder, and who has made a bona fide written offer to purchase any Capital Stock held or owned, beneficially or of record, by a Key Holder.
     7.7 “Notes” means the (a) Second Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of OTQ LLC, dated as of the Effective Time; (b) Second Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of MHR Capital Partners Master Account LP, dated as of the Effective Time; and (c) Second Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of MHR Capital Partners (100) LP, dated as of the Effective Time, as each may be amended, modified, replaced or refinanced from time to time.
     7.8 “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity.
     7.9 “Parent Notice” means written notice from Parent notifying the Company and the Selling Key Holder that Parent intends to exercise its Secondary Refusal Right as to all or a portion of the Capital Stock available to Parent with respect to any Key Holder Proposed Transfer.
     7.10 “Parent Proposed Transfer” means any proposed assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, alienation or disposition of or any similar transfer or encumbrance, directly or indirectly, of any Capital Stock (or any interest therein), including without limitation, the offer, sale, conveyance or other transfer or disposition of any capital stock or other ownership interests in Parent or any of its Affiliates directly or indirectly holding Capital Stock.
     7.11 “Parent Proposed Transfer Notice” means written notice from Parent setting forth the terms and conditions of a Parent Proposed Transfer.
     7.12 “Parent Prospective Transferee” means any person to whom Parent proposes to make a Parent Proposed Transfer.

     7.13 “Right of Co-Sale” means the right, but not the obligation, of Parent to participate in a Key Holder Proposed Transfer on the terms and conditions specified in the Key Holder Proposed Transfer Notice.
     7.14 Right of First Offer” means the right, but not the obligation, of Parent to purchase the Offered Shares at the price and on the terms set forth in the Offer Notice.
     7.15 “Right of First Refusal” means the right, but not the obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Capital Stock proposed to be sold or transferred in a Key Holder Proposed Transfer, at the price and on the terms and conditions specified in the Key Holder Proposed Transfer Notice.
     7.16 “Sale of the Company” means the sale of the Company to an independent third party or group of independent third parties pursuant to which such party or parties acquire (a) Capital Stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s Board of Directors (whether by merger, consolidation or sale or transfer of the Capital Stock) or (b) all or substantially all of the Company’s assets determined on a consolidated basis. For purposes of this definition, “independent third party” means any Person who, immediately prior to such contemplated transaction, (w) does not own or have any voting or economic rights with respect to more than five percent (5%) of the Capital Stock on a fully-diluted and as converted to Common Stock basis, (x) is not an Affiliate of any Person who owns or has any voting or economic right with respect to more than five percent (5%) of the Capital Stock on a fully-diluted and as converted to Common Stock basis, (y) is not Parent, and (z) is not an Affiliate of Parent.
     7.17 “Secondary Notice” means written notice from the Company notifying Parent and the Selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to all or a portion of the Capital Stock with respect to any Key Holder Proposed Transfer.
     7.18 “Secondary Refusal Right” means the right, but not the obligation, of Parent to purchase all or a portion of the Capital Stock proposed to be sold or transferred in a Key Holder Proposed Transfer (which is not purchased by Company), at the price and on the terms and conditions specified in the Key Holder Proposed Transfer Notice.
     7.19 “Share Equivalents” means (i) shares of Common Stock, (ii) the number of shares of Common Stock issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, as of any such date of determination, shares of Common Stock without payment to the Company of any additional consideration and (iii) the number of shares of Common Stock issuable upon exercise of any options and/or warrants that are vested and exercisable as of any such date of determination.
     7.20 “Stockholder Notice” means written notice from a Stockholder notifying Parent that such Stockholder intends to exercise its Tag-Along Rights as to some or all of his, her or its Capital Stock with respect to any Parent Proposed Transfer.
     7.21 “Tag-Along Right” means the right, but not the obligation, of a Stockholder to participate in a Parent Proposed Transfer on the terms and conditions specified in Parent Proposed Transfer Notice.

     IN WITNESS WHEREOF, the parties hereto have caused this Right of First Refusal and Co-Sale Agreement to be duly executed, as of the date first above written.

COMVEST NATIONSHEALTH HOLDINGS, LLC
By:	/s/ Jose Gordo
	Name:	Jose Gordo
	Title:	President

NATIONSHEALTH, INC.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

GLENN PARKER
/s/ Glenn Parker

TIMOTHY FAIRBANKS
/s/ Timothy Fairbanks

LEWIS STONE
/s/ Lewis Stone

MARK LAMA
/s/ Mark Lama

RGGPLS, LLC
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

MHR CAPITAL PARTNERS MASTER ACCOUNT LP
By:	MHR Advisors LLC, its General Partner

By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Authorized Signatory

MHR CAPITAL PARTNERS (100) LP
By:	MHR Advisors LLC, its General Partner

By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Authorized Signatory

OTQ LLC
By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Authorized Signatory

MARK H. RACHESKY, M.D. (as a record holder and as an authorized signatory for certain other entities)
By:	/s/ Mark H. Rachesky, M.D.